EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form F-3 and related Prospectus of Rosetta Genomics Ltd. for the registration of 2,000,000 Ordinary Shares and to the incorporation by reference therein of our report dated June 11, 2009, with respect to the consolidated financial statements of Rosetta Genomics Ltd. for the year ended December 31, 2008 included in Form 6-K dated June 11, 2009, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer

Tel-Aviv, Israel	Kost Forer Gabbay & Kasierer
June 11, 2009	A Member of Ernst & Young Global